EXHIBIT 99.1

CTC MEDIA ANNOUNCES BOARD AND MANAGEMENT CHANGES

Moscow, Russia — December 15, 2011 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that Angelo Codignoni has been elected as Co-Chairman of the Board of Directors and that Dmitry Lebedev has been appointed as a new member of the Board. Mr. Lebedev takes the Board seat held by Peter Aven, who has stepped down from the Board. In addition, Anton Kudryashov has stepped down as Chief Executive Officer effective as of December 15, 2011, based on mutual agreement. He has been replaced on an interim basis by the Company’s Chief Financial Officer, Boris Podolsky, until a permanent replacement is appointed.

Angelo Codignoni has served as a member of the Board of Directors since June 2011. Mr. Codignoni has 30 years of experience in the television, media and advertising industries, which has included the creation and management of television networks in Europe and Asia. Dmitry Lebedev has served as Chairman of the Management Board of Bank ROSSIYA, a large Russian national corporate bank, since 2006, and has more than 20 years of banking experience. Bank ROSSIYA has an indirect interest in Telcrest Investments Limited, which holds a 25.2% stake in CTC Media. Mr. Codignoni and Mr. Lebedev are representatives of Telcrest and their appointments have been made in accordance with the stockholders’ agreement between CTC Media, MTG Russia and Telcrest that came into force on June 2, 2011.

Mr. Kudryashov has served as Chief Executive Officer of CTC Media since 2008. Mr. Podolsky has served as the Company’s Chief Financial Officer since 2007, prior to which he served as Director of Finance and Corporate Reporting at Mobile TeleSystems (MTS) and held various positions at Ernst & Young.

Hans-Holger Albrecht, Co-Chairman of CTC Media, commented: “The Board is delighted that Angelo has agreed to become Co-Chairman of the Company, and I look forward to continuing to work closely with him to develop the CTC Media business. We also welcome Dmitry as a new member of the Board. He has deep business experience and knowledge of the Russian market, as well as a successful track record, which will contribute to our work moving forward.”

“I would like to take this opportunity to thank Peter for his considerable contribution to the development of CTC Media over his eight years as Co-Chairman of the Board. He has played a major role in the Company’s success, and we wish him the very best for the future. Anton has handed over his responsibilities to Boris and we have initiated a search to recruit a permanent successor in the CEO role, as the Company moves forward into the next phase of its development.”

Note to Editors:

Angelo Codignoni, 63, has served as a member of the CTC Media Board of Directors since June 2011. Mr. Codignoni has almost 30 years of experience in television, media and advertising, including the creation and management of television networks in Europe and Asia. Most recently, from 1996 to 2006, he served as President and Chief Executive Officer of EUROSPORT SA, Europe’s largest sports television network. Mr. Codignoni currently serves on the boards of directors of several privately-held companies. Mr. Codignoni graduated from Universita Cattolica del Sacro Cuore in Milan, Italy, with a degree in economics.

Dmitry Lebedev, 43, has more than 20 years of banking experience in Russia. Mr. Lebedev has served as Chairman of the Management Board of Bank ROSSIYA, a large Russian national corporate bank, since 2006, and joined Bank ROSSIYA in 2004 as Advisor to the Chairman of the Board of Directors. Bank ROSSIYA has an indirect interest in Telcrest Investments Limited (“Telcrest”), which holds a 25.2% stake in CTC Media. Mr. Lebedev also serves on the board of directors of several affiliates of Bank ROSSIYA, including SOGAZ, the second largest insurance company in Russia.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV (operating under the Peretz brand since October 2011) - as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in the Baltic states, Germany, Israel and North America. CTC Media also has its own TV content production capabilities through its subsidiary Story First Production. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

For further information, please visit www.ctcmedia.ru or contact:

Investor Relations

Ekaterina Ostrova

+ 7 495 783 3650

or Irina Klimova

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

+7 495 785 6347, ext. 1210

or Anna Zvereva

+7 495 785 63 47, ext. 1212

pr@ctcmedia.ru